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                                                                   Exhibit 10.77

                              EMPLOYMENT AGREEMENT

            AGREEMENT dated as of July 1, 1997, between UNISON HEALTHCARE CORPORATION, a Delaware corporation ("Unison") and CLAYTON KLOEHR ("Kloehr").

            Unison wishes to employ Kloehr and Kloehr wishes to be employed by Unison, in each case, pursuant to the terms and subject to the conditions hereof.

            Accordingly, the parties hereto hereby agree as follows:

            1. Employment and Duties. Unison hereby employs Kloehr as its Senior Vice President and Treasurer, and Kloehr hereby accepts such employment. Kloehr, who shall devote all his business time and attention to the business of Unison, shall have general responsibility for the treasury, accounts receivable, purchasing and financial analysis functions within Unison and shall perform such additional duties and exercise such additional authority as may be assigned to him from time to time by the Chief Executive Officer (the "CEO"), the Chief Financial Officer (the "CFO") or the Board of Directors (the "Board") of Unison.

            2. Term. The term of this Agreement shall commence on the date hereof and continue until June 30, 1999.

            3. Compensation. (a) Base Salary. Unison shall pay Kloehr a salary, before deducting all applicable withholdings, at the annual rate of $140,000, payable in accordance with Unison's standard executive payroll policies as in effect from time to time. Unison shall consider increases in the annual rate of such salary to be effective on January 1 of each year commencing January 1, 1998.

            (b) Incentive Bonus. Kloehr shall be entitled to participate on terms no less favorable than are extended to any other participant in such cash and stock incentive compensation programs for key employees as may be adopted from time to time by the Board. In case of the Board's failure to adopt or maintain any such programs, Kloehr shall be entitled, in any event, to be considered no less frequently than annually for a cash bonus of up to 40% of his then annual base salary based on Unison's overall financial performance and Kloehr's overall performance
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during each fiscal year (being the calendar year) commencing with 1997. Any such bonus shall be payable as soon as practicable following the end of the fiscal year, but in no event earlier than the date that follows by 30 days the filing of Unison's annual report on Form 10-K for such year.

            (c) Stock Options. Kloehr shall be granted not later than August 27, 1997, options to acquire 25,000 shares of the Common Stock of Unison. Such options, which shall be in addition to and not in lieu of any options as would otherwise be granted to Kloehr under any compensation program referred to in
Section 3(b), shall vest 12,500 on June 30, 1998, and 12,500 on June 30, 1999, or, if earlier, on the date of any Change of Control (as defined in Section 6(b)) and shall otherwise be subject to Unison's standard terms of grant.

            4A. Expenses. (a) Interim Living Expenses. Unison acknowledges that for a period commencing on the date hereof and continuing until Kloehr relocates to Scottsdale, Arizona, but not later than December 31, 1997, (the "Interim Period"), Kloehr intends to continue to live in Arlington, Texas. During the Interim Period, Kloehr shall commute to Scottsdale from Arlington each week. Kloehr shall be entitled to be reimbursed by Unison for, all reasonable expenses incurred by him during the Interim Period in connection with his transportation between Arlington and Scottsdale and lodging and meals while in Scottsdale. Kloehr shall use his reasonable best efforts to minimize the amount of such expenses by, for example and when practicable, purchasing airline tickets at least 21 days in advance of travel.

            (b) Moving Expenses. Unison shall pay or reimburse Kloehr for the reasonable costs of Kloehr's relocation of his principal residence to the Scottsdale area, provided such relocation occurs no later than December 31, 1997, consistent with Unison's standard relocation assistance policy.

            (c) Other Reimbursable Expenses. Unison shall also, upon receipt of standard documentation, reimburse Kloehr each month for his reasonable travel and lodging (outside the Scottsdale area) and other ordinary and necessary business expenses consistent with Unison's expense reimbursement policies as in effect from time to time.

            4B. Benefits. Unison shall provide Kloehr and his dependents with health, medical and life insurance, and make payments for Kloehr's account to such retirement plan or plans as
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it may from time to time adopt, in each case, in a manner consistent with its treatment from time to time of other senior executive officers.

            5. Vacation. Kloehr shall be entitled to vacation with pay in accordance with Unison's vacation policy as in effect from time to time and to such paid holidays as Unison may approve for its executive personnel.

            6. Termination. The Board may terminate Kloehr's employment hereunder prior to the expiration of the term hereof in the manner provided in either Section 6(a) or Section 6(b). Kloehr may terminate his employment hereunder at any time effective upon Unison's receipt of at least 30 days' advance notice to such effect.

            (a) For Cause. Unison may terminate this Agreement for cause upon notice to Kloehr stating the facts constituting such cause, provided that Kloehr shall have 30 days following such notice to cure any conduct or act, if curable, alleged to provide grounds for termination for cause hereunder. Cause shall include material neglect of duties, willful failure to abide by legal and ethical instructions or policies from or set in good faith by the Board, CEO or CFO, commission of a felony or serious misdemeanor offense or pleading guilty or nolo contendere to same, the commission by Kloehr of an act of dishonesty or moral turpitude involving Unison, Kloehr's breach of this Agreement in any material respect, the filing of bankruptcy proceedings by or against Kloehr or breach by Kloehr of any other material obligation to Unison.

            (b) Without Cause. Unison may terminate this Agreement at any time immediately, without cause, effective upon Kloehr's receipt of notice to such effect. Upon termination under this Section 6(b), Unison shall pay to Kloehr:
(i) forthwith, the base salary due him through the date of termination, (ii) in equal semimonthly installments over the following 12 months, an amount equal to his then base salary for one year and (iii) within 90 days following the end of the fiscal year in which termination occurs, a bonus in an amount determined in the manner described in Section 3(b), in each case, less applicable withholdings.

            The provisions of this Section 6(b) shall also apply if Kloehr's employment with Unison is terminated, for any reason or
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for no reason, after a Change in Control. The provisions of this Section 6(b)
shall not apply, however, if, absent a Change of Control, Kloehr elects to terminate his employment hereunder as contemplated by the second sentence of
Section 6 or should die or become disabled.

            A Change of Control shall be deemed to have occurred if (i) a merger or consolidation of Unison with any other corporation results in effective control of Unison becoming vested in a corporation which is not under the control of Unison's Board as constituted immediately prior to effectiveness of such merger or consolidation, (ii) a complete or partial liquidation of Unison is completed, or (iii) all or substantially all of Unison's assets are sold or otherwise disposed of.

            (c) Disability. If during the term of this Agreement, Kloehr fails to perform his duties hereunder because of illness or other incapacity for a period of three consecutive months, Unison shall have the right to terminate this Agreement without further obligation hereunder except for any bonus amount payable in accordance with this Section 6(c) and any amounts payable pursuant to disability plans generally applicable to executive employees. Within 90 days after the end of the fiscal year in which termination pursuant to this Section 6(c) occurs, Kloehr shall be entitled to receive a bonus payment as provided in
Section 6(b).

            (d) Death. If Kloehr dies during the term of this Agreement, this Agreement shall terminate immediately, and Kloehr's legal representatives shall be entitled to receive the base salary due Kloehr for 60 days following death, and any other death benefits generally applicable to executive employees. In addition, within 90 days after the end of the fiscal year in which Kloehr's death occurs, Kloehr's legal representative shall also be entitled to receive a bonus payment as provided in Section 6(b).

            7. Confidential Information; Non-Solicitation. (a) Confidential Information. Kloehr acknowledges that Kloehr may receive, or contribute to the production of, Confidential Information. For purposes of this Agreement, Kloehr agrees that "Confidential Information" shall mean information or material proprietary to Unison or designated as confidential information by Unison and not generally known by non-Unison personnel, which Kloehr develops or to which Kloehr obtains knowledge or access to
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through or as a result of Kloehr's relationship with Unison (including information conceived, originated, discovered or developed in whole or in part by Kloehr). Confidential Information includes, but is not limited to , the following types of information and other information of a similar nature (whether or not reduced to writing) related to Unison's business: discoveries, inventions, ideas, concepts, research, development, processes, procedures, "know-how", formulae, marketing techniques and materials, marketing and development plans, business plans, customer names and other information related to customers, price lists, pricing policies, methods of operation, financial information, employee compensation, and computer programs and systems. Kloehr acknowledges that the Confidential Information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use. Information publicly known without breach of this Agreement that is generally employed by the trade at or after the time Kloehr first learns of such information, or generic information or knowledge which Kloehr would have learned in the course of his employment or work elsewhere in the trade, shall not be deemed part of the Confidential Information. Kloehr further agrees:

            (1) To furnish Unison on demand, at any time during or after employment, a complete list of the names and addresses of all present, former and potential suppliers, financing or leasing sources, patients, customers and other contacts gained while an employee of Unison in Kloehr's possession, whether or not in the possession or within the knowledge of Unison.

            (2) That all notes, memoranda, documentation and records in any way incorporating or reflecting any Confidential Information shall belong exclusively to Unison, and Kloehr agrees to turn over all copies of such materials in Kloehr's control to Unison upon request or upon termination of Kloehr's employment with Unison.

            (3) That while employed by Unison and thereafter Kloehr will hold in confidence and not directly or indirectly reveal, report, publish, disclose or transfer any of the Confidential Information to any person or entity, or utilize any of the Confidential Information for any purpose, except in the course of Kloehr's work for Unison.
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            (4) That any idea in whole or in part conceived of or made by Kloehr during the term of his employment, consulting or similar relationship with Unison which relates directly or indirectly to Unison's current or planned lines of business and is made through the use of any of the Confidential Information of Unison or any of Unison's equipment, facilities, trade secrets or time, or which results from any work performed by Kloehr for Unison, shall belong exclusively to Unison and shall be deemed a part of the Confidential Information for purposes of this Agreement. Kloehr hereby assigns and agrees to assign to Unison all rights in and to such Confidential Information whether for purposes of obtaining patent or copyright protection or otherwise. Kloehr shall acknowledge and deliver to Unison (but at its expense) such written instruments and do such other acts, including giving testimony in support of Kloehr's authorship or inventorship, as the case may be, necessary in the opinion of Unison to obtain patents or copyrights or to otherwise protect or vest in Unison the entire right and title in and to the Confidential Information.

            (b) Non-Solicitation. During the term of Kloehr's employment by Unison and for a period of one year thereafter, Kloehr agrees that he shall not (for the purpose of or which results in competition with Unison or any of its affiliates or subsidiaries) either solicit any past or existing customers, leasing or financing sources, patients, clients, suppliers, or business patronage of Unison or any of its predecessors, affiliates or subsidiaries or use any Confidential Information; nor will he solicit for any purpose the employment of any employees of Unison or any of its affiliates or subsidiaries.

            (c) Injunctions. It is agreed that the restrictions contained in this Section 7 are reasonable, but it is recognized that damages in the event of the breach of any of the restrictions will be difficult or impossible to ascertain; and, therefore, Kloehr agrees that, in addition to and without limiting any other right or remedy Unison may have, Unison shall have the right to an injunction against Kloehr issued by a court of competent jurisdiction enjoining any such breach without showing or proving any actual damage to Unison.

            (d) Part of Consideration. Kloehr also agrees, acknowledges, convenants, represents and warrants that he is fully and completely aware that, and further understands that, the foregoing restrictive covenants are an essential part of the
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consideration for Unison entering into this Agreement and that Unison is entering into this Agreement in full reliance on these acknowledgments, covenants, representations and warranties.

            (e) Time and Territory Reduction. If the period of time and/or territory affected by the provisions of this Section 7 are held to be in any respect an unreasonable restriction, it is agreed that the court so holding may reduce the territory to which the restriction pertains or the period of time in which it operates or may reduce both such territory and such period, to the minimum extent necessary to render such provision enforceable.

            (f) Survival. The obligations described in this Section 7 shall survive any termination of this Agreement or any termination of the employment relationship created hereunder.

            8. Governing Law and Venue. Arizona law shall govern the construction and enforcement of this Agreement and the parties agree that any litigation pertaining to this Agreement shall be in courts located in Maricopa County, Arizona.

            9. Construction. The language in all parts at this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any party. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. All terms used in one number or gender shall be construed to include any other number or gender as the context may require. The parties agree that each party has reviewed this Agreement and has had the opportunity to have counsel review the same and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any amendment hereto.

            10. Nondelagability of Kloehr's Rights and Unison's Assignment Rights. The obligations, rights and benefits of Kloehr hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer. This Agreement shall be assigned automatically to any entity merging with or acquiring Unison or its business.
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            11. Severability. In the event any term or provision of this
Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable for any reason, this Agreement shall remain in full force and effect, and either (a) the invalid or unenforceable provision shall be modified to the minimum extent necessary to make it valid and enforceable or (b) if such a modification is not possible, this Agreement shall be interpreted as if such invalid or unenforceable provision were not a part hereof.

            12. Attorneys' Fees. Except as otherwise provided herein, in the event any party hereto institutes an action or other proceeding to enforce any rights arising out of this Agreement, the party prevailing in such action or other proceeding shall be paid all reasonable costs and attorneys' fees by the non-prevailing party, such fees to be set by the court and not by a jury and to be included in any judgment entered in such proceeding.

            13. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed duly given upon receipt if either personally delivered, sent by certified mail, return receipt requested, or sent by a nationally-recognized overnight courier service, addressed to the parties as follows:

      If to Unison:           Unison HealthCare Corporation
                              8800 N. Gainey Center Drive, Suite 245
                              Scottsdale, Arizona 85258
                              Attention: General Counsel

      If to Kloehr:           Clayton Kloehr
                              Unison HealthCare Corporation
                              8800 N. Gainey Center Drive, Suite 245
                              Scottsdale, Arizona 85258

or to such other address as either party may provide to the other in accordance with this Section.

            14. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings or agreements in regard thereto. No waiver of any rights under this Agreement shall be valid unless in writing and signed by the party to be charged with such waiver. No waiver of any term or condition contained in this Agreement shall be deemed
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or construed as a further or continuing waiver of such term or condition unless the waiver specifically provides otherwise.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

UNISON:                                   KLOEHR:


UNISON HEALTHCARE CORPORATION             ________________________
                                          Clayton Kloehr

By:   __________________________
      David A. Kremser
      Chairman of the Executive
      Committee